Exhibit 99.1

Anika Therapeutics Appoints Industry-Recognized R&D Executive John W. Sheets, Jr., Ph.D. as Chief Scientific Officer

Anika Also Announces Resignation of COO Frank Luppino

BEDFORD, Mass.--(BUSINESS WIRE)--October 2, 2013--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing and repair, based on hyaluronic acid (“HA”) technology, today announced it has appointed John W. Sheets, Jr., Ph.D. as its new Chief Scientific Officer. Dr. Sheets joins Anika from Boston Scientific, where he was Senior Vice President, Corporate Research. At Boston Scientific, he was responsible for revitalizing product development by establishing new global processes, creating worldwide technology strategies, and establishing new product sourcing and development networks with a focus on emerging markets.

Dr. Sheets replaces Jing-wen Kuo, Ph.D. who is leaving to pursue other opportunities at the end of October. In addition to driving Anika’s research and development efforts, Dr. Sheets is leading the company’s regulatory, clinical affairs and engineering functions. These previously were overseen by COO Frank Luppino, who is leaving Anika at the end of October to pursue other interests. Mr. Luppino’s remaining responsibilities are being smoothly transitioned to existing senior executives, with operations management reporting directly at the CEO level.

“John’s appointment as Chief Scientific Officer to oversee our technology and pipeline development provides us with significantly stronger leadership in those critical areas,” said Charles H. Sherwood, Ph.D., Anika’s President and CEO. “His R&D expertise, multi-national partnership experience, and business acumen will be valuable assets as we advance Anika’s strategic initiatives and prepare the company for the next level of growth. As we welcome John, we also would like to thank Frank and Jing-wen for their many contributions to Anika’s past success.”

Prior to his work at Boston Scientific, Dr. Sheets was Corporate Vice President of R&D and Chief Technology Officer for Bausch and Lomb. He also served as President of Hoya Surgical Optics and worked for Ethicon (Johnson & Johnson), Alcon Laboratories and Iolab Corporation (Johnson & Johnson) in California. Dr. Sheets holds a B.S., a M.S., and a Ph.D. in Materials Science and Engineering from the University of Florida, Gainesville.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products range from orthopedic/joint health solutions led by Orthovisc®, a treatment for osteoarthritis of the knee; to surgical aids in the anti-adhesion and ophthalmic fields. The company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika’s Italian subsidiary, Anika Therapeutics, S.r.l., provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in areas such as advanced wound treatment and ear, nose and throat care. Its regenerative technology advances Anika’s vision to offer therapeutic products that go beyond pain relief to protect and restore damaged tissues.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to the appointment of John Sheets, Jr., Ph.D. as Anika’s Chief Scientific Officer; the departure of Jing-wen Kuo, Ph.D. as the company’s Chief Scientific Officer; the departure of Frank Luppino as the company’s Chief Operating Officer; the nature and successful transition of Mr. Luppino’s responsibilities to existing senior executives; and the impact of management changes on its development initiatives and preparation of the company for the next level of growth. The company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including (i) the company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain pre-clinical or clinical data to support a pre-market approval application or 510(k) application, or timely file and receive FDA or other regulatory approvals or clearances of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (ii) the company's research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of the company’s clinical studies, manufacturing operations and production planning; (iv) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas; (v) future determinations by the company to allocate resources to products and in directions not presently contemplated; (vi) the company’s ability to launch Monovisc in the U.S., if at all; (vii) the company’s ability to provide an adequate and timely supply of its ophthalmic, Orthovisc and other products to its customers; (viii) the company’s ability to successfully manage and turnaround Anika S.r.l.’s business; and (ix) the company’s ability to achieve its stated growth targets. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2012, as well as those described in the company's other press releases and SEC filings.

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., President and CEO
Sylvia Cheung, CFO
781-457-9000